                                  SCHEDULE 13D
                                (Amendment No. 1)


                                                                     EXHIBIT C
                                                                     ---------

                                VOTING AGREEMENT
                                ----------------


      This Agreement dated as of August 28, 1996 is by and between Amtrol Inc. (the "Company"), a Rhode Island corporation, and the other parties signatory hereto (each a "Stockholder").

RECITALS

      The Company's Board of Directors (the "Board") determined in 1995 that it was in the best interest of the Company and its stockholders to explore strategic options, including a possible sale of the Company.

      To assist in this process, the Company retained investment bankers and other advisors and conducted an extensive and lengthy process of soliciting and evaluating proposals from numerous parties. This process has now resulted in the Company obtaining from a small number of qualified bidders (the "Bidders") specific proposals to acquire the Company, copies of which have been provided by the Company to the Stockholders.

      Following further negotiations, the Company expects to enter into a definitive agreement (the "Merger Agreement") with the Bidder determined by the Board, in the exercise of the fiduciary duty of the Board to the Company's stockholders, following consultation with the Board's financial and other advisors, to have made the proposal which is in the best interest of the Company and its stockholders.

      In response to requests from Bidders, the Company has requested the Stockholders to enter into this Agreement. The Company has informed the Stockholders that, without this Agreement, one or more of such Bidders will refuse to enter into a Merger Agreement. In this regard, the Company believes that the existence of this Agreement will increase the consideration which all stockholders of the Company will receive under the Merger Agreement.

      The Stockholders have considered the Company's request in light of the process engaged in by the Company to date in seeking such proposals, the Company's belief that by entering into this Agreement the Stockholders may increase both the willingness of the Bidders to proceed and the amount of consideration ultimately to be paid, and, in particular, where applicable, such Stockholder's own fiduciary obligations, and are willing to agree with the Company as follows. Each Stockholder acknowledges that



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

                                  SCHEDULE 13D
                                (Amendment No. 1)


such Stockholder is entering into this Agreement in part for the benefit of the Bidder with whom the Company reaches a Merger Agreement.

AGREEMENT

      The parties therefore agree as follows:

     1. STOCKHOLDER REPRESENTATIONS. Each Stockholder (severally and not jointly) represents and warrants to the Company as follows:

     a. Stockholder is the record holder of the number of shares of the Company's Common Stock set forth opposite Stockholder's name on Exhibit A attached hereto (the "Existing Shares," and together with any shares of the Company's Common Stock acquired by Stockholder after the date hereof and prior to the termination hereof, whether upon exercise of options, conversion of convertible securities, purchase, exchange or otherwise, the "Shares").

     b. On the date hereof, the Existing Shares constitute all of the shares of the Company's Common Stock owned of record by Stockholder.

     c. Stockholder has sole voting power with respect to the matters set forth in Section 2 hereof with respect to all of such Stockholder's Existing Shares and sole power to dispose of all such Existing Shares.

     d. Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party or by which Stockholder is bound. In the case of any Stockholder which is a trust, there is no beneficiary of such trust and no holder of any voting trust certificate or similar instrument in such trust whose consent is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     2. AGREEMENT TO VOTE. Each Stockholder agrees to vote all of such Stockholder's Existing Shares and any other Shares which Stockholder has the power to vote in regard to any and all of the following matters as recommended by the Board:



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

                                  SCHEDULE 13D
                                (Amendment No. 1)


     a.   The Merger Agreement itself and all transactions contemplated thereby;
          and

     b. Any Competing Transaction (as such term is defined in the form of Merger Agreement) or other action which is intended to or could reasonably be expected to have a material effect on the transactions contemplated by the Merger Agreement;

PROVIDED, HOWEVER, that no Stockholder shall be obligated to vote in favor of any proposal that would modify the provisions of Section D of Article Sixth of the Company's Articles of Incorporation except to the extent necessary to make such provisions inapplicable to the approval by the Company's stockholders of the Merger Agreement (as approved by such Stockholder pursuant to Section 6 hereof) and the Merger as defined therein. No Stockholder shall enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with the provisions of this section.

     3. NO SOLICITATION. No Stockholder shall, directly or indirectly (including through advisors or other intermediaries), solicit (including by way of furnishing information) or respond to any inquiry or proposal by any person or entity with respect to the Company that constitutes or could reasonably be expected to lead to a Competing Transaction. If any Stockholder receives any such inquiry or proposal, then such Stockholder shall promptly inform the Company of the terms and conditions, if any, of such inquiry or proposal and the identity of the person making it. Each Stockholder will immediately cease and cause to be terminated all existing activities, discussions or negotiations (if any) with any party conducted heretofore with respect to any of the foregoing.

     4. RESTRICTION ON TRANSFER. No Stockholder shall, directly or indirectly:

     a. Except pursuant to the terms of this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any


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

                                  SCHEDULE 13D
                                (Amendment No. 1)





          interest therein, except pursuant to any such transfer in which the transferee becomes a signatory to this Agreement and any Shares transferred to such transferee continue to be bound by the provisions hereof (without limiting the generality of the foregoing, no Stockholder shall (i) exercise any right which such Stockholder may have to demand or request that the Company file a Registration Statement under the Securities Act of 1933 covering the sale of any Shares or (ii) if such Stockholder is a trust, take any action to terminate, close or liquidate such trust unless all Shares affected by such action remain subject in all respects to the terms of this Agreement) ;

     b. Grant any proxies (except for any proxy solicited by the Board) or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or

     c. Take any action which would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

Notwithstanding any other provision of this section, the Trustees of The Chester
H. Kirk 1984 Trust Agreement shall be permitted to pledge its Shares as collateral for any loan from a bona fide financial institution which such Trustees may deem necessary or desirable in connection with the payment of (i) any and all state or federal estate taxes occasioned by the death of Chester H. Kirk, (ii) pecuniary legacies under the Last Will and Testament of Chester H. Kirk or (iii) pecuniary distributions under the Chester H. Kirk 1984 Trust Agreement, the amount of such loan not to exceed $10 million prior to January 31, 1997 or $20 million thereafter, and the terms of such loan to provide that the Trust may continue to vote all pledged Shares so long as the Trust is not in default under the loan documents.

     5. TERMINATION. This Agreement shall terminate on the earliest to occur of the following:

     a. The failure by the Company to reach a definitive Merger Agreement with one of the Bidders on or before September 15, 1996;

     b.   The Effective Time of any such Merger Agreement (as defined therein);
          or




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

                                  SCHEDULE 13D
                                (Amendment No. 1)

     c.   February 28, 1997.

     6. CONDITION TO STOCKHOLDERS' OBLIGATIONS. The obligations of each Stockholder hereunder are conditioned on such Stockholder's written approval, prior to execution and delivery by the Company, of the final form of Merger Agreement and the consideration payable thereunder, it being understood and agreed that, among other provisions, such Agreement will contain appropriate "fiduciary-out" provisions in favor of the Board.

     7. Miscellaneous.
        --------------
     a. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings (if any), both written and oral, between the parties with respect to the subject matter hereof, and shall not be assigned by operation of law or otherwise.

     b. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto, provided that the Company may add to the list of Stockholders any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

     c. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified, postage pre-paid, return receipt requested) or by any courier service, such as Federal Express providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

                  AMTROL, INC.
                  1400 Division Road
                  West Warwick, Rhode Island 02893

            with a copy to:



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

                                  SCHEDULE 13D
                                (Amendment No. 1)


                  HINCKLEY, ALLEN & SNYDER
                  c/o Margaret Farrell, Esq.
                  1500 Fleet Center
                  Providence, Rhode Island 02903

                  THE CHESTER H. KIRK 1984 TRUST AGREEMENT
                  c/o Heidi Kirk
                  275 Stony Lane
                  North Kingstown, Rhode Island 02852

            with copies to:

                  FLEET NATIONAL BANK
                  c/o Terence J. Breiding, Senior Vice President
                        Manager Estate and Trust Services
                  Mail Stop RI MO 124
                  100 Westminster Street
                  Providence, Rhode Island 02903-2305

            and

                  ROPES & GRAY
                  c/o Martin Hall, Esq.
                  One International Place
                  Boston, Massachusetts 02110

                  DAVID BERETTA
                  11 Walcot Avenue
                  Jamestown, Rhode Island 02835

                  KENNETH L. KIRK
                  1400 Division Road
                  West Warwick, Rhode Island 02893

                  DR. HANNS H. WINKHAUS
                  Sybelstrasse 24B
                  40239 Dusseldorf
                  Germany

            or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     d. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island, regardless of the laws which might otherwise govern under the applicable conflicts of laws principles thereof.





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

                                  SCHEDULE 13D
                                (Amendment No. 1)


     e. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

     f. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     g. In the event of a stock dividend or distribution, or any change in the Company's Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions in any Shares or for which any or all of the Shares may be changed or exchanged.

     h. The obligations of each Stockholder hereunder are several and not joint and no Stockholder shall have any liability hereunder to the Company for the failure of any other Stockholder to perform his or its obligations hereunder. While, for the sake of convenience, this Agreement has been entered into by more than one Stockholder, this Agreement shall be treated for all purposes as a separate agreement between each Stockholder and the Company and not as an agreement among the Stockholders, and no Stockholder shall have any rights hereunder to cause any other Stockholder to take any action required hereunder.

     i. Each Stockholder acknowledges that each Stockholder is entering into this Agreement for the benefit of the Bidder with whom the Company reaches a Merger Agreement and that such Bidder shall be a third party beneficiary for purposes of monetary damages with respect to any breach hereof by such Stockholder.



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

                                  SCHEDULE 13D
                                (Amendment No. 1)


      IN WITNESS WHEREOF, the Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first set forth above.

                                    AMTROL INC.


                                    By: /S/ Kenneth L. Kirk
                                        --------------------------------------
                                        Name:  Kenneth L. Kirk
                                        Title: Chairman

                                    THE CHESTER H. KIRK 1984 TRUST
                                    AGREEMENT


                                    By: /s/ Heidi H. Kirk
                                        --------------------------------------
                                        Name: Heidi H. Kirk
                                        Title: Co-Trustee


                                    By: /s/ Hanns H. Winkhaus
                                        --------------------------------------
                                        Name:  Hanns H. Winkhaus
                                        Title: Co-Trustee

                                    By: Fleet National Bank
                                           Title:  Co-Trustee

                                    By: /s/ Terence J. Breiding
                                       ---------------------------------------
                                       Name:  Terence J. Breiding
                                       Title:  Senior Vice President


                                        /s/ Kenneth L. Kirk
                                        --------------------------------------
                                        Kenneth L. Kirk


                                        /s/ David L. Beretta
                                        --------------------------------------
                                        David L. Beretta


                                        /s/ Hanns H. Winkhaus
                                        --------------------------------------
                                        Hanns H. Winkhaus




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

                                  SCHEDULE 13D
                                (Amendment No. 1)

                                                                     Exhibit A

                                 STOCKHOLDERS
                                 ------------
                                    Number of Shares of Which the
Name                                Stockholder is the Record Holder
- ----                                --------------------------------

The Chester H. Kirk 1984
Trust Agreement                     2,220,804

Kenneth L. Kirk                     424,075

David Beretta                       68,046

Hanns H. Winkhaus                   99,950





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